Exhibit 99.1

For immediate release

Endeavour Announces 2013 Third Quarter

Financial and Operational Results

Houston, November 6, 2013 – Endeavour International Corporation (NYSE: END) (LSE: ENDV) today reported third quarter 2013 net loss, as adjusted of $34.7 million compared to a net loss, as adjusted of $13.6 million for the same period in 2012. On a GAAP basis, net loss for the third quarter of 2013 was $40.3 million as compared to net loss of $34.2 million for the same quarter in 2012.

Third quarter 2013 sales and production numbers were impacted by the annual summer maintenance period in the U.K. North Sea and the timing of liftings at the Alba field during the period. Sales volumes for the third quarter of 2013 were 4,725 barrels of oil equivalent per day (“boepd”), compared to 11,006 boepd for the same quarter in the prior year. Physical production for the third quarter of 2013 averaged 7,980 boepd compared to 10,724 boepd for the same quarter of 2012.

Recent Business Highlights:

•	First production achieved at Rochelle

•	Bacchus B1 well commenced production in July

•	Completion of the summer maintenance at the Alba field

•	Joint venture in the Pennsylvania Marcellus

•	Conclusion of the Strategic Review

“First production at Rochelle is a major achievement for our Company. Rochelle was part of a package of assets Endeavour purchased in 2006. The field’s evolution from stranded discovery to producing asset is a testament to the perseverance and technical talent of all whom have been involved in the project,” said William L. Transier, chairman, chief executive officer and president. “Now with three significant assets and all of our U.K. development projects on-line, we will focus on exploiting the underlying value of our assets and turn our attention in the near-term to reducing debt and being cost efficient.”

Operational Update

North Sea

Rochelle commenced production on October 23, 2013. Following first production, Rochelle is in a 30-day proving period and the W1 well is being ramped up to its full potential. Current production is 44

MMscf/d with 2,500 barrels of oil a day (“bopd”) of associated condensate, which is in line with operational expectations for the new infrastructure on the Scott Platform. At East Rochelle, the E2 well has been drilled to total depth, completed and a production test is due to commence in the next few days. The E2 well is expected on-line in the fourth quarter. When fully operational, the production from the Rochelle field is expected to exceed the available production capacity at Scott. Endeavour has a 44% working interest in the Rochelle development.

At the Bacchus field, the third planned production well (B1) was completed in July. The well logged 2,057 feet net oil pay along a horizontal completion segment in high quality Jurassic-aged Fulmar sandstone in the field’s western fault block. The third well was completed ahead of schedule and below estimated costs. Current production at the field is 13,000 bopd gross, in line with the expected field performance. Endeavour has a 30% working interest in the field.

At Alba, the planned 28-day summer maintenance program was completed on time and the field restarted in the middle of September. The previous water handling, turbine and emulsion concerns have been addressed and the field is currently ramping back up to full production levels. Production has achieved rates of over 25,000 bopd and the operator is working to maintain consistent production rates with on-going operational activities. Two infield wells, drilled earlier in the year, were brought back on-line and another platform well is scheduled to be on production in early 2014. Endeavour has a 25.68% working interest in the Alba field.

As of the fourth quarter of 2013, all the Company’s major U.K. oil and gas assets are on production.

North America

In Rio Blanco County, Colorado, the Company successfully drilled, cored and logged its Wiley Federal Unit well. The data indicates liquids-rich gas potential in both the Niobrara and Frontier formations. The well is being evaluated for a future horizontal re-entry sometime next year. In a separate operation in Mesa County, Colorado, Endeavour obtained Niobrara cores in a third party well where the Company has drill-to-earn options, that may be exercised by horizontal drilling in 2014. In total, the Company has leasehold and drilling options over approximately 40,000 gross acres in this liquids-rich Cretaceous play.

During October in the Pennsylvania Marcellus area, the Company entered into a purchase and sale agreement covering 50% of its upstream and midstream assets. The transaction is expected to deliver the capital necessary for near term joint development of these assets. Final closing of the agreement is anticipated to occur in the fourth quarter of 2013.

Strategic Review

In October, the Board of Directors concluded the strategic review process that started in February 2013. During the course of the strategic review, the Board considered the sale of all or parts of the Company and possible joint venture arrangements. As the year progressed, Endeavour achieved several objectives that improved the long-term value of the business, including the completion of Bacchus, start-up of production at Rochelle and continued process improvements at the Alba field. As a result, the Board decided it was in the best interest of shareholders to retain and exploit the asset base.

In conjunction with the conclusion of the strategic review, Endeavour decided to close its London office and consolidate its technical teams in Aberdeen, Scotland. Derek A. Neilson has been promoted to Managing Director of U.K. Operations to head the consolidated team. Mr. Neilson has been with Endeavour for over six years and has 28 years of experience in the oil and gas industry. Once the consolidation and organizational changes are fully implemented, the Company expects to achieve annual cash savings of approximately $15 million to $20 million.

Finance

In August, the Company completed the sale of an additional $25 million expansion to the Monetary Production Payment (MPP), bringing the total to $150 million outstanding. The MPP has a two-year term and will be satisfied out of the production from the Alba and Bacchus fields. Repayment of the MPP began in July 2013 under its terms.

In September, Endeavour entered into a second Forward Sale agreement receiving a payment of $22.5 million. This effectively hedged a portion of production by locking in pricing for in excess of 200,000 barrels of oil, over a six month delivery period. This has had a positive effect on the Company’s realized oil prices year-to-date. The first Forward Sale commitment was fulfilled in June 2013.

Fourth Quarter Production Guidance

With Rochelle and Alba ramping up over the course of the fourth quarter, average daily production volumes are expected to be in the range of 12,000 – 13,000 boepd for the period. Sales volumes recorded as revenue will be affected by the number of actual liftings from the Alba field. Currently, one lifting is expected during the fourth quarter.

Earnings Conference Call, Wednesday, November 6, 2013 at 9:00 a.m., Central Time, 3:00 p.m. British Time

Endeavour International will host a conference call and web cast to discuss its 2013 third quarter financial and operating results on Wednesday, November 6, 2013 at 9:00 a.m. Central Time, 3:00 p.m. British Time. A supporting slide deck for the conference call is available on the home page of Endeavour’s website at www.endeavourcorp.com and under the Investor Relations section in conjunction with the details for the conference call. To participate and ask questions during the conference call, dial the local country telephone number and the confirmation code 4806271. The toll-free numbers are 888-812-8595 in the United States and 0-808-101-1152 in the United Kingdom. Other international callers should dial 913-312-0672 (tolls apply). To listen only to the live audio web cast access Endeavour’s home page at www.endeavourcorp.com. A replay will be available beginning at 12:00 p.m. Central Time on November 6, 2013 through 12:00 p.m. on November 12, 2013 by dialing toll free 888-203-1112 (U.S.) or 719-457-0820 (international), confirmation code 4806271.

Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea and the United States. For more information, visit www.endeavourcorp.com.

Additional information for investors:

Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.

The Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose not only proved reserves, but also probable reserves and possible reserves that meet the SEC’s definitions for such terms, and price and cost sensitivities for such reserves, and prohibits disclosure of resources that do not constitute such reserves. We use may use certain terms in our news releases, such as “reserve potential,” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. In addition, we do not represent that the probable or possible reserves described herein meet the recoverability thresholds established by the SEC in its new definitions. Investors are urged to also consider closely the disclosure in our filings with the SEC, available from our website at www.endeavourcorp.com. Endeavour is also subject to the requirements of the London Stock Exchange and considers the disclosures in this release to be appropriate and/or required under the guidelines of that exchange.

For further information:

Endeavour – Investor Relations

Darcey Matthews             713.307.8711

Pelham Public Relations – UK Media

Philip Dennis	+44 (0)207 861 3919
Henry Lerwill	+44 (0)207 861 3169

Endeavour International Corporation

Condensed Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands)

	September 30, 2013	December 31, 2012
Assets
Current Assets:
Cash and cash equivalents	$60,357	$59,185
Accounts receivable	24,496	46,181
Prepaid expenses and other current assets	48,696	20,995

Total Current Assets	133,549	126,361
Property and Equipment, Net	1,078,906	1,003,441
Goodwill	259,238	262,764
Other Assets	36,396	49,906

Total Assets	$1,508,089	$1,442,472

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$44,802	$60,153
Current maturities of debt	115,163	15,713
Deferred revenue	40,691	—
Monetary production payment, current	19,167	—
Accrued expenses and other	54,422	90,100

Total Current Liabilities	274,245	165,966
Long-Term Debt	752,769	843,793
Deferred Taxes	127,658	141,887
Other Liabilities	263,465	147,692

Total Liabilities	1,418,137	1,299,338

Commitments and Contingencies

Series C Convertible Preferred Stock	43,703	43,703

Stockholders’ Equity	46,249	99,431

Total Liabilities and Stockholders’ Equity	$1,508,089	$1,442,472

Endeavour International Corporation

Condensed Consolidated Statement of Operations

(Unaudited)

(Amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues	$36,901	$83,275	$220,738	$121,444
Cost of Operations:
Operating expenses	16,358	23,973	71,951	34,613
Depreciation, depletion and amortization	18,596	23,759	93,466	42,292
Impairment of oil and gas properties	6,032	11,416	9,566	47,116
General and administrative	3,913	5,026	14,276	15,379

Total Expenses	44,899	64,174	189,259	139,400

Income (Loss) From Operations	(7,998)	19,101	31,479	(17,956)

Other Income (Expense):
Unrealized gains (losses) on derivatives	855	(1,204)	1,158	(2,178)
Interest expense	(26,461)	(18,053)	(72,346)	(63,016)
Loss on early extinguishment of debt	—	—	—	(21,661)
Letter of credit fees	(7,274)	(9,378)	(25,782)	(12,442)
Unrealized foreign currency gains (losses)	(10,793)	(1,448)	38	(4,186)
Other expense	(2,544)	(1,215)	(4,505)	(1,758)

Total Other Expense	(46,217)	(31,298)	(101,437)	(105,241)

Loss Before Income Taxes	(54,215)	(12,197)	(69,958)	(123,197)
Income Tax Expense (Benefit)	(14,330)	21,505	(2,141)	(3,424)

Net Loss	(39,885)	(33,702)	(67,817)	(119,773)
Preferred Stock Dividends	456	456	1,367	1,367

Net Loss to Common Stockholders	$(40,341)	$(34,158)	$(69,184)	$(121,140)

Net Loss per Common Share:
Basic and Diluted	$(0.86)	$(0.73)	$(1.47)	$(2.94)

Weighted Average Number of Common Shares Outstanding:
Basic and Diluted	47,092	46,555	47,082	41,163

Endeavour International Corporation

Condensed Consolidated Statement of Cash Flows

(Unaudited)

(Amounts in thousands)

	Nine Months Ended September 30,
	2013	2012
Cash Flows from Operating Activities:
Net loss	$(67,817)	$(119,773)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	93,466	42,292
Impairment of oil and gas properties	9,566	47,116
Deferred tax benefit	(17,262)	(15,849)
Unrealized (gains) losses on derivatives	(1,158)	2,178
Amortization of non-cash compensation	2,352	3,605
Amortization of loan costs and discount	15,330	10,536
Non-cash interest expense	5,246	7,077
Loss on early extinguishment of debt	—	21,661
Other	10,192	9,692
Changes in operating assets and liabilities	4,872	(7,191)

Net Cash Provided by Operating Activities	54,787	1,344

Cash Flows From Investing Activities:
Capital expenditures	(176,171)	(175,597)
Acquisitions, net of cash acquired	(2,602)	(228,437)
Increase in restricted cash	—	(178)

Net Cash Used in Investing Activities	(178,773)	(404,212)

Cash Flows From Financing Activities:
Repayments of borrowings	—	(247,065)
Borrowings under debt agreements, net of debt discount	—	595,000
Proceeds from issuance of common stock	—	60,805
Proceeds from issuance of monetary production payment	150,000	—
Repayments of monetary production payment	(4,167)	—
Dividends paid	(1,249)	(833)
Payments for early extinguishment of debt	—	(7,248)
Financing costs paid	(19,427)	(28,109)
Other financing	1	4

Net Cash Provided by Financing Activities	125,158	372,554

Net Increase (Decrease) in Cash and Cash Equivalents	1,172	(30,314)
Cash and Cash Equivalents, Beginning of Period	59,185	106,036

Cash and Cash Equivalents, End of Period	$60,357	$75,722

Endeavour International Corporation

Operating Statistics

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Sales volume: (1)
Oil and condensate sales (Mbbls):
United Kingdom	327	812	2,039	1,099
United States	—	1	1	2

Total	327	813	2,040	1,101

Gas sales (MMcf):
United Kingdom	9	19	35	69
United States (2)	638	1,182	2,127	4,234

Total	647	1,201	2,162	4,303

Oil equivalent sales (MBOE):
United Kingdom	328	815	2,045	1,110
United States (2)	107	198	356	708

Total	435	1,013	2,401	1,818

Total BOE per day	4,725	11,006	8,794	6,635

Physical production volume (BOE per day): (1)
United Kingdom	6,824	8,573	7,586	4,474
United States	1,156	2,151	1,354	2,585

Total	7,980	10,724	8,940	7,059

Realized Price, before and after derivatives :
United Kingdom:
Oil and condensate price ($ per Bbl)	$106.82	$99.32	$104.77	$101.78

Gas price ($ per Mcf)	$7.92	$6.80	$8.03	$7.18

Equivalent oil price ($ per BOE)	$106.55	$99.09	$104.60	$101.16

United States:
Oil and condensate price ($ per Bbl)	106.78	$92.93	94.84	96.19

Gas price ($ per Mcf)	$2.99	$2.09	$3.15	$2.11

Equivalent oil price ($ per BOE)	$18.29	$12.88	$19.13	$12.95

Realized Price, before and after derivatives:
Oil and condensate price ($ per Bbl)	$106.82	$99.31	$104.76	$101.76

Gas price ($ per Mcf)	$3.06	$2.16	$3.23	$2.19

Equivalent oil price ($ per BOE)	$84.89	$82.24	$91.95	$66.80

(1)	We record oil revenues when deliveries have occurred and legal ownership of the oil transfers to the customer. Physical production may differ from sales volumes based on the timing of tanker liftings for our international sales.

Endeavour International Corporation

Reconciliation of GAAP to Non-GAAP Measures

(Unaudited)

(Amounts in thousands)

As required under Regulation G of the Securities Exchange Act of 1934, provided below are reconciliations of net income (loss) to the following non-GAAP financial measures: net income, as adjusted and Adjusted EBITDA. We use these non-GAAP measures as key metrics for our management and to demonstrate our ability to internally fund capital expenditures and service debt. The non-GAAP measures are useful in comparisons of oil and gas exploration and production companies as they exclude non-operating fluctuations in assets and liabilities.

(Amounts in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net loss	$(39,885)	$(33,702)	$(67,817)	$(119,773)
Impairment of oil and gas properties (net of tax) (1)	6,032	11,416	9,566	47,116
Unrealized gains (losses) on derivatives (net of tax) (2)	(855)	265	(1,158)	58
Loss on early extinguishment of debt (net of tax) (3)	—	—	—	17,762
Deferred tax expense related to U.K. tax rate change		8,393		8,393

Net Loss as Adjusted	$(34,708)	$(13,628)	$(59,409)	$(46,444)

Net loss	$(39,885)	$(33,702)	$(67,817)	$(119,773)
Unrealized loss on derivatives	(855)	1,204	(1,158)	2,178
Net interest expense	26,441	18,005	72,290	62,789
Letter of credit fees	7,274	9,378	25,782	12,442
Loss on early extinguishment of debt	—	—	—	21,661
Depreciation, depletion and amortization	18,596	23,759	93,466	42,292
Impairment of oil and gas properties	6,032	11,416	9,566	47,116
Income tax expense (benefit)	(14,330)	21,505	(2,141)	(3,424)

Adjusted EBITDA	$3,273	$51,565	$129,988	$65,281

(1)	Since the impairments related to U.S. oil and gas properties, we recognized no tax benefits as there was no assurance that we could generate any U.S. taxable earnings.
(2)	Net of tax benefit of none, $939, none and $2,120 for the three months ended September 30, 2013 and 2012, nine months ended September 30, 2013 and 2012, respectively.
(3)	Net of tax benefit of $3,899 for the nine months ended September 30, 2012.